EMPLOYMENT AGREEMENT


      This Agreement is made and entered into in Eden, North Carolina, as of this 7th day of May, 1999, by and between PLUMA, INC., a North Carolina corporation ("Employer") which has its principal office at 801 Fieldcrest Road, Eden, North Carolina, and JOHN WIGODSKY ("Employee"), an individual with an address at 3414 Habersham Road, Atlanta, Georgia 30305.

      WHEREAS, the Employer desires to obtain the services of the Employee for its own benefit and for the benefit of any existing and/or future affiliated company (defined as any corporation or other business entity that directly or indirectly controls, is controlled by or is under common control with the Employer), and the Employee desires to secure employment from the Employer upon the following terms and conditions.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto agree as follows:

       1.   Employment.

            The Employer hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Employer, for the term set forth in Section 3 below, in the position and with the duties and responsibilities set forth in
Section 2 below, and upon the other terms and conditions hereinafter stated.

       2.   Duties of Employee.

            (a) The Board of Directors shall elect or appoint Employee to the offices of Chief Executive Officer and President of Employer who shall report in both such capacities directly to the Board of Directors of Employer. Employee shall further be elected as a member of the Board of Directors and shall serve on its Executive Committee. Employee agrees to serve in such capacities and to carry out the duties incident thereto, which duties shall include, but not be limited to, the following:

                  (i) The assumption and maintenance of overall executive authority and responsibility for Employer during the term of this agreement;

                  (ii) Development and execution of any and all business plans and related initiatives undertaken by or on behalf of the Employer designed to return Employer to profitability and financial stability;

                  (iii) Communication with Employer's employees, the Board of Directors, and all appropriate external constituencies, including the Employer's lenders;


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                  (iv) The development and implementation of financial and
recapitalization strategies for the Employer;

                  (v) The development and implementation of strategies with regard to dealing with the Employer's trade suppliers;

                  (vi) The oversight of appropriate action steps concerning sale of assets not contemplated as part of the ongoing business of the Employer; and

                  (vii) Performance of all other duties assigned by the Board of Directors.

Employee shall perform the designated duties competently, diligently and in a businesslike and professional manner. The Employer shall retain full direction and control of the means and methods by which Employee performs the above services and of the place(s) at which such services are to be provided. Employee shall relocate from his current residence in Atlanta, Georgia to the vicinity of either Winston-Salem, North Carolina or Martinsville, Virginia. Employee will travel as reasonably required to perform his duties under this Agreement; provided, however, that the Employer's principal place of business shall be located in either Martinsville, Virginia or Eden, North Carolina, and any change of location in this principal place of business would be subject to Employee's prior approval.

            (b) Employee shall be a full-time employee of Employer and while so employed, shall engage in no other business, profession or employment activity (whether or not pursued for pecuniary advantage) including but not limited to any employment that is or may be competitive with, or that might place him in a competing position to that of the Employer or any affiliate of Employer. Notwithstanding the above, nothing in this Agreement shall preclude or prohibit Employee from participating in personal investment activities or serving on the board of directors of non-profit corporations or, after January 1, 2001, other for-profit public or private companies (so long as Employee has first notified Employer of his desire to so serve as a director of another for-profit company and has received Employer's Board of Director's approval of such directorship, which approval will not be unreasonably withheld or delayed) provided that such activities do not otherwise inhibit the performance of Employee's duties and responsibilities under this Agreement or conflict with the businesses of the Company or its affiliates.

      3.    Term.

            The initial term of this Agreement and of Employee's employment hereunder shall commence on May 10, 1999 and unless sooner terminated pursuant hereto, shall end on December 31, 2002. Subsequent to December 31, 2002, the term of this Agreement may be renewed if Employer and Employee agree to extend the term hereof, with such renewal terms to be for one-year periods thereafter, subject to termination by either party at any time, and further subject to the terms and conditions hereof.

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       4.   Salary and Benefits.

            (a) Employer will pay to Employee an initial base salary computed on the basis of $275,000.00 per year, payable in installments in accordance with Employer's normal payroll practices. Employee shall be eligible to be considered for annual salary increases in accordance with Employer's salary administration practices for senior officer personnel; provided however, that in any event, Employee's base salary shall be increased annually by no less than the percentage increase in the Consumer Price Index during the previous year of employment. The Consumer Price Index shall mean the United States city average for urban wage earners and clerical workers all items, groups, subgroups and special groups of items as promulgated by the Bureau of Labor Statics of the United States Department of Labor using the years 1982-1984 as a base of 100.


            (b) In consideration of Employee ceasing to seek employment elsewhere and agreeing to serve the Employer, a financially troubled company whose continued long-term existence is not certain, the Employer agrees to pay to Employee the sum of $50,000.00 upon the execution hereof. The Employee will receive no other bonus for his services rendered to the Employer during the calendar year ending 1999. For the last three (3) years of the term of this Agreement, the Employee is not guaranteed a bonus, but rather, will be eligible to receive a bonus based upon the performance of the Employer during each subsequent year. In the first quarter of the years 2000, 2001 and 2002, the Employer's Compensation Committee and Board of Directors will establish target goals (based on, among other things, the Employer's net income, EBIDTA, return on capital and other measures typically used by companies in establishing bonus compensation) which, if achieved by the Employer, shall entitle Employee to a bonus. It is the current expectation of the parties that such a bonus would have as its target 75% of the Employee's annual base salary for the year in question, with a maximum of 150% of Employee's annual base salary for the year in question should Employer achieve or exceed base targets set by Employer's Compensation Committee and Board of Directors.

            (c) In addition, Employer will grant to Employee warrants to purchase 300,000 shares of the Employer's common stock at a price equal to the closing price of the Employer's common stock on the New York Stock Exchange on May 10, 1999 (the "Warrants"). At the Employer's annual shareholder's meeting to be held in the year 2000, the Employer will endeavor to seek shareholder approval of a new Pluma, Inc. Year 2000 Stock Option Plan (the "Stock Option Plan") which will provide for the issuance to Employer's employees of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986) and some non-qualified stock options. In the event that the Stock Option Plan is approved by Employer's shareholders and if the Employee so elects, the Employer and the Employee will cancel the Warrants and in lieu thereof, the Employer will issue to Employee incentive stock options for the purchase of 300,000 shares of Employers common stock. The purchase price for the shares underlying the incentive stock options issued under the Stock Option Plan will be determined by the provisions of the Stock Option Plan.

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            (d) Employer shall reimburse Employee for all reasonable travel, lodging, entertainment and other expenses incurred in the performance of his duties of employment hereunder to the extent such expenses are properly deductible by Employer for United States federal income tax purposes and consistent with Employer's expense reimbursement policies as they may be in effect from time to time. Employee agrees to keep and maintain such records of the aforesaid expenses as Employer may reasonably require.

            (e) Employer will make available to Employee during the term of this Agreement employee benefits which, in Employer's sole discretion, shall be substantially identical or equivalent to the benefits provided to Employer's other employees from time to time. Notwithstanding the foregoing, it is understood and agreed that Employee's participation in any employee benefit plan is subject to the Employee's eligibility and qualification under the terms of the particular plan or plans, subject to the same conditions and limitations as are applicable to other senior officers of Employer. Nothing herein shall obligate Employer to implement, maintain or continue any such plan or plans.

            (f) Employer will purchase for the benefit of Employee a term life insurance policy providing for a death benefit in an amount no less than $550,000.00, naming as beneficiary thereof the person or other entity the Employee may designate as beneficiary. Employer shall maintain such policy in effect throughout the term of this Agreement and any extensions thereof.

            (g) Employer will pay Employee's reasonable costs associated with temporary lodging, food and transportation (including air fare home to Atlanta, Georgia) until Employee moves into a permanent residence in the Winston-Salem, North Carolina or Martinsville, Virginia area, provided that Employer's obligation for payment of these costs shall terminate no later than November 1, 1999. At or prior to the end of 1999, the Employer will also pay to Employee an amount equal to the income tax liability, if any, incurred by Employee as a result of the Employer's reimbursement to Employee of these expenses.

            (h) Employer will pay for up to three (3) house-hunting trips for Employee's spouse. Employer will pay for Employee's family's moving expenses to either Winston-Salem, North Carolina or Martinsville, Virginia, said moving expenses to include the cost of the physical move of furniture or other household items to a new residence, together with payment of all closing costs associated with any loan procured by the Employee when purchasing the new residence. Moreover, Employer will pay Employee an amount equal to his base salary for one month to defray other general costs associated with the move, together with an amount equal to the income tax liability incurred by Employee as a result of such payment. At or prior to the end of 1999, the Employer will also pay to Employee an amount equal to the income tax liability, if any, incurred by Employee as a result of the Employer's reimbursement to Employee of these expenses.

            (i) Employee shall be entitled to a minimum of three (3) weeks vacation per year.

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       5.   Termination.

            (a) If the termination of this Agreement has not sooner occurred by the action of either party, Employee's employment hereunder shall terminate upon the occurrence of any of the following:

                  (i) Upon the death of Employee. In the event of the death of the Employee during his employment under this Agreement, the following payments shall be made to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee:
(1) his base salary for the month in which his death occurs, and (2) if the death occurs after 1999, if Employee would have been entitled to a bonus under
Section 4(b) above had he lived for any entire calendar year, Employee shall receive a prorated portion of such bonus determined by multiplying the entire bonus for such year by a fraction, the numerator of which is the number of days from January 1 of such year until the date of death of such Employee and the denominator of which is 365, and other bonuses (if any) as have been earned by Employee and not paid to him at the time of his death, provided all bonuses due Employee after 1999 shall not be paid until Employer pays bonuses to those other of its employees who participate in the Employer's bonus plan for senior executives for the period in which Employee is entitled to be paid. Any rights and benefits the Employee or his estate or any other person may have under employee benefit plans and programs of the Employer generally in the event of the Employee's death shall be determined in accordance with the terms of such plans and programs. Except as provided in this Section 5(a)(i), neither the Employee's estate nor any other person shall have any rights or claims against the Employer in the event of the death of the Employee during his employment hereunder.

                  (ii) Termination by the Employer For Cause. Nothing herein shall prevent the Employer from terminating the Employee's employment at any time "For Cause," as hereinafter defined. Upon termination For Cause, the Employee shall receive base salary through the date of termination at the rate in effect on the date of termination; but the Employee shall not be entitled to any bonus or other incentive compensation regardless of whether such bonus or other incentive compensation has been earned but is unpaid at the date of the termination of employment For Cause. Any payments and benefits due the Employee under employee benefit plans and programs of the Employer following a termination of the Employee's employment For Cause shall be determined in accordance with the terms of such benefit plans and programs.

                  For purposes of this Agreement, "Cause" shall mean Employee's gross misconduct (as defined herein) or willful and material breach of Section 2 of this Agreement. For purposes of this definition, "gross misconduct" shall mean (A) a felony conviction in a court of law under applicable federal or state laws which results in material damage to the Employer or any of its subsidiaries or materially impairs the value of Employee's services to the Employer, or (B) willfully engaging in one or more acts, or willfully omitting to act in accordance with duties hereunder, which is demonstrably and materially damaging to the Employer or any of its subsidiaries, including acts and omissions that constitute gross negligence in the performance of Employee's duties under this Agreement. For purposes of this Agreement, an act or failure to act

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on Employee's part shall be considered "willful" if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of Employee. Notwithstanding the foregoing, Employee may not be terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board of Directors of the Employer (the "Board") (excluding Employee, if he is then a member) at a meeting of the Board called and held for such purpose finding that, in the good faith opinion of the Board, Employee was guilty of conduct which constitutes Cause as set forth in this
Section 5(a)(ii). Notwithstanding the above, the first two times the Board of Directors determines that this Agreement should be terminated for Cause, the Employee shall be given notice of such determination specifying the nature of the grounds for such termination and not less than 30 days to correct the acts or omissions complained of, if correctable. During this 30-day period, Employee shall be afforded the opportunity, together with his counsel, to be heard before the Board of Directors regarding the grounds for termination. The third time and thereafter that the Board of Directors determines that this Agreement should be terminated for Cause, Employee shall have no opportunity to correct the acts or omissions complained of nor the opportunity to be heard before the Board of Directors, unless the Board of Directors desires to hear from Employee.

                  (iii) Change of Control. At the election of Employee or Employer this Agreement may be terminated upon a "Change of Control" of Employer, provided that notice of such termination is given by either party to the other after such Change of Control. A Change of Control shall mean the occurrence of any one of the following events:

                        (1) any "person," as such term is used in Section 13 (d) and 14 (d) of the Securities and Exchange Act of 1934 (the "Act") (other than the Employer, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Employer), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Employer representing 50% or more of either (a) the combined voting power of the Employer's then outstanding securities having the right to vote in an election of the Employer's Board of Directors ("Voting Securities") or (bb) the then outstanding shares of the Employer (in either such case other than as a result of acquisition of securities directly from the Employer); or

                        (2) the majority of those persons who, as of May 1, 1999, constituted the Employer's Board of Directors (the "Incumbent Directors") cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Employer subsequent to May 1, 1999, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

                        (3) the shareholders of the Employer shall approve (aa) any consolidation or merger of the Employer where the shareholders of the Employer immediately prior

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to the consolidation or merger would not immediately after the consolidation or merger beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 50% of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (bb) any sale, lease, exchange or other contemplated disposition (arranged by a party as a single plan) of all or substantially all of the assets of the Employer or (cc) any plan or proposal for the liquidation or dissolution of the Employer.

                  Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of this Section 5(a)(iii) solely as the result of an acquisition of securities by the Employer which, by reducing the number of outstanding shares or other Voting Securities of Employer, increases
(x) the proportionate number of Employer's shares beneficially owned by any person to 50% or more of such shares then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any person to 50% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause
(x) or (y) of this sentence shall thereafter become the beneficial owner of any additional shares of Employer or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause 5(a)(iii).

                  Upon termination of this Agreement under this Section 5a(iii), if the Employee is eligible [as defined below], Employer shall:

                        (A) Within 30 days after termination of Employee's employment upon a Change in Control, pay to Employee an amount, in cash, equal to three times the current base salary plus the average of the annual bonuses paid to Employee during the time he has been employed hereunder (not to exceed three years), less 1/36 of the amount calculated immediately above for each month that the Employee remains employed with Employer following the effective date of the Change in Control; and

                        (B) If allowed to do so by the Employer's insurance carrier, or under the terms of the Employer's insurance plan in effect at the time of Employee's termination (in the event Employer is a self-insurance or partial self-insurer) continue the medical, disability and life insurance benefits which Employee was receiving at the time of termination for a period of eighteen (18) months after termination of employment or, if earlier, until Employee has commenced employment elsewhere and becomes eligible for participation in the medical, disability and life insurance programs, if any, of his successor employer. Coverage under Employer's medical, disability and life insurance programs shall cease with respect to each such program as Employee becomes eligible for the medical, disability and life insurance programs, if any, of his successor employer.

                  The Employee is eligible for the benefits provided in this
Section 5(a)(iii), unless the Employer or the Employer's successor, after a Change in Control, offers the Employee

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a bona fide employment contract for a term which would expire no earlier than the end of the term of this Agreement set forth in Section 3 above under the terms of which the Employee would perform the same duties for the same or greater levels of compensation as were afforded under the terms of this Agreement and this offer of continued employment is rejected by the Employee. If this offer of employment is made to and rejected by Employee, Employee shall not be eligible for the benefits provided under the provisions of this Section 5(a)(iii).

                  (iv) Employee's Disability. In the event of the Employee's disability (as hereinafter defined) during his employment under this Agreement, the Employee's employment may be terminated by the Employer. For the first three months following termination of employment due to Employee's disability, the Employee shall be paid his base salary at the rate in effect at the time of the commencement of disability. Thereafter, the Employee shall be entitled to benefits in accordance with and subject to the terms and provisions of the Employer's disability plan for senior management employees as in effect at the time of the commencement of the Employee's disability. For purposes of this Agreement, "disability" shall have the same meaning as given that term under the Employer's disability plan for senior management employees, as in effect from time to time. Anything herein to the contrary notwithstanding, if, during the three month period following a termination of employment under this Section 5(a)(iv) in which salary continuation payments are payable by the Employer, the Employee becomes re-employed or otherwise engaged (whether as an employee, partner, consultant, or otherwise), any salary or other remuneration or benefits earned by him from such employment or engagement shall offset any payments due him under this Section 5(a)(iv). In the event of the Employee's disability, any rights and benefits the Employee may have under employee benefit plans and programs of the Employer generally shall be determined in accordance with the terms of such plans and programs. Upon termination of the Employee's employment by reason of disability under this Section 5(a)(iv) after the year 1999, the Employee shall also be entitled, in addition to the other payments provided for in this Section 5(a)(iv), to payment of a bonus if Employee would have been entitled to a bonus under Section 4(b) above had his employment not been terminated as a result of his disability before the end of the entire calendar year during which the termination of his employment occurred. In such event, Employee shall receive a prorated portion of the bonus he would have received for the entire year had his employment not been terminated by reason of disability determined by multiplying the entire bonus for such year by a fraction, the numerator of which is the number of days from January 1 of such year until the date of Employee's termination and the denominator of which is
365. Also, Employee shall be entitled to other bonuses (if any) as had been earned by Employee and not pay to him at the time of his disability, provided all bonuses due Employee after 1999 shall not be paid until Employer pays bonuses to those other of its employees who participate in the Employer's bonus plan for senior executives for the period in which Employee is entitled to be paid. Except as provided in this Section 5(a)(iv), neither the Employee nor his estate, nor any other person, shall have any rights or claims against the Employer in the event of the termination of the Employee's employment by reason of disability.

                  (v) Termination by the Employer For Other Reasons. Notwithstanding any other provision of this Agreement, the Employer may terminate the Employee's employment at

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any time and for whatever reason it deems appropriate, or for no reason. In the event such termination by the Employer is not due to a reason set forth in
Section 5(a)(i)-(iv) above, the Employee shall be entitled to payment of an amount equal to two times the current base salary plus the average of the annual bonuses paid to Employee during the time he has been employed hereunder (not to exceed three years).

                  (vi) Termination by the Employee for "Good Reason." For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, without Employee's prior written consent: (A) a material change, adverse to Employee, in Employee's positions, titles, or offices, status, rank, nature of responsibilities, or authority within the Employer, except in connection with the termination of Employee's employment for Cause, Disability, Normal Retirement or Approved Early Retirement, as a result of Employee's death, or as a result of action by Employee, (B) an assignment of any duties to Employee which are inconsistent with his duties, status, rank, responsibilities, and authorities in effect prior to a Change in Control, (C) a decrease in annual base salary or other material benefits provided under this Agreement, unless such benefits are replaced by substantially similar benefits of another provider, (D) any other failure by the Employer to perform any material obligation under, or breach by the Employer of any material provision of this Agreement, provided however, the first two times the Employer defaults hereunder, the Employer shall be given notice of such default and not less than 30 days to correct the default, if correctable and the third time and thereafter that the Employer defaults hereunder, Employer shall have no opportunity to correct the default, (E) any failure to secure the Agreement of any successor corporation or other entity to the Employer to fully assume the Employer's obligations under this Agreement in a form reasonably acceptable to Employee, and (F) any attempt by the Employer to terminate Employee for Cause which does not result in a valid termination for Cause, except in the case that valid grounds for termination for Cause exists but are corrected as permitted under
Section 5(a)(ii). In the event of such termination for Employee for "Good Reason", the Employee shall be entitled to a payment in an amount equal to two times the current base salary plus the average of the annual bonuses paid to Employee during the time he has been employed hereunder (not to exceed three years).

      6.    Confidentiality; Non-Solicitation.

            (a) Confidential Information. The Employee promises and agrees that he will not, either while in the Employer's employ or for a period of two (2) years subsequent to the date of termination of Employee's employment with Employer, disclose to any person not employed by the Employer, or not engaged to render services to the Employer, or use, for himself or any other person, firm, corporation or entity, any confidential information of the Employer obtained by him while in the employ of the Employer which might be useful in attempting to establish or facilitating the establishment of a competing business relationship with those customers of Employer of which Employee had actual knowledge as of the date of termination of Employee's employment with the Employer or with which Employee had contact during the period of his employment with the Employer. Such confidential information may include, without limitation, any of the Employer's methods, processes, techniques, practices, research data, marketing and sales information, personnel
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data, customer lists, financial data, plans, know-how, trade secrets and proprietary information of the Employer; provided, however, that this provision shall not preclude the Employee from use or disclosure of information known generally to the public [other than information known generally to the public as a result of a violation of this Section 6(a) by the Employee], from use or disclosure of information acquired by the Employee outside of his affiliation with the Employer, from disclosure required by law or court order, or from disclosure or use appropriate and in the ordinary course of carrying out his duties as an employee of the Employer.

            (b) Rights to Materials. The Employee further promises and agrees that, upon termination of his employment for whatever reason and at whatever time, he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors of the Employer, any records, files, memoranda, reports, customer lists, drawings, plans, sketches, documents, specifications, and the like (or any copies thereof) (whether in the form of hard copy, diskette or otherwise) relating to the business of the Employer or any of its current or future affiliated companies.

            (c) Non-Solicitation. In the event the Employee's employment with Employer is terminated for any reason, Employee promises and agrees that for a period of two (2) years following the date of the termination of his employment he will not (1) call upon those employees, agents, suppliers, customers, or other persons having business relationships with the Employer of which the Employee had actual knowledge as of the date of termination of the Employee's employment with the Employer or with which the Employee had contact during the period of his employment with Employer for the purpose of soliciting or inducing any of such persons to discontinue their relationship with the Employer's business; or (2) solicit, divert or take away or attempt to solicit, divert or take away in any fashion any of the customers, clients, business or patrons of the Employer's business existing as of the date of termination of Employee's employment with Employer and of which the Employee had actual knowledge or with which Employee had contact during the period of his employment with Employer.

                  Each of the covenants on the part of Employee contained in this Section 6 shall be construed as an agreement independent of any other covenant set forth herein and independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee and Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this covenant.

      7.    Injunctive Relief.

            Employee acknowledges and agrees that Employer would suffer irreparable injury in the event of a breach by him of any of the provisions of
Section 6 of this Agreement and that Employer shall be entitled to an injunction restraining Employee from any breach or threatened breach thereof. Employee further agrees that, in the event of his breach of any provision of Section 6 hereof, Employer shall be entitled to terminate its obligation to make any payments otherwise due and payable to Employee hereunder. Nothing herein shall be construed, however, as prohibiting

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Employer from pursuing any other remedies at law or in equity which it may have for any such breach or threatened breach of any provision of Section 6 hereof, including the recovery of damages from Employee.

      8.    Notices.

            All notices required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile or sent by United States registered or certified mail, postage prepaid, addressed to Employer at Post Office Box 487, Eden, North Carolina 27288 and to Employee at 3414 Habersham Road, Atlanta, Georgia 30305, or at such changed addresses as the aforementioned may designate in writing. Any such notice shall be deemed given and effective when received at the aforesaid address.

      9. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the employment of the Employee by the Employer and supersedes and replaces all other understandings and agreements, whether oral or written, if any there be, previously entered into between the parties with respect to such employment.

      10. Amendment; Waiver. No provisions of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by the Employee and by a duly authorized officer of the Employer. No waiver by either party of any breach by the other party of any provision of this Agreement shall be deemed a waiver of any other breach.

      11. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      12. Withholding. Anything herein to the contrary notwithstanding, all payments made by the Employer hereunder shall be subject to the withholding of such amounts relating to taxes as the Employer may reasonably determine it should withhold pursuant to any applicable law or regulation.

       13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of North Carolina. The parties acknowledge and agree that this Agreement was executed by the Employer and the Employee in Eden, North Carolina.

      14. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Employee and his personal representatives, estate and heirs and the Employer and its successors and assigns, including without limitation any corporation or other entity to which the Employer may transfer all or substantially all its assets and business (by operation of law or otherwise) and to which the Employer may assign this Agreement. The Employee may not assign this Agreement or any part hereof without the prior written consent of the Employer, which consent may be withheld by the Employer for any reason it deems appropriate.
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

      15. Paragraph Headings. Paragraph headings are for convenience of reference only and shall not be construed as part of this Agreement.

      16. Survivability of Obligations. Any covenants herein, the performance of which may extend beyond the term of this Agreement, shall be deemed to survive the termination of this Agreement.

      17. Equal Interpretation. This Agreement was prepared through the joint efforts, negotiation and preparation of both parties hereto and this Agreement shall not be construed in favor or nor against any party hereto.

      18. Arbitration. Except as hereinafter provided, any controversy or claim arising out of or relating to this Agreement of any alleged breach thereof shall be settled by arbitration in the City of Winston-Salem, North Carolina in accordance with the rules then obtaining of the American Arbitration Association and any judgment upon any award, which may include an award of damages, may be entered in the highest State or Federal court having jurisdiction. Nothing contained herein shall in any way deprive the Company of its claim to obtain an injunction or other equitable relief arising out of the Employee's breach of the provisions of Section 6 of this Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Employee in seeking to enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to Employee promptly by the Employer, whether or not Employee is successful in asserting such rights; provided, however, that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Employee's assertion of such rights was in bad faith or frivolous, as determined by independent counsel mutually acceptable to Employee and the Employer.


      IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts on the date first above written.


                                    PLUMA, INC.

                                      By: /s/ Ronald A. Norelli
                                          --------------------------------------
                                      Its: Vice Chairman and CEO (Interim)
                                          --------------------------------------

                                    /s/ John Wigodsky
                                    --------------------------------------------
                                    JOHN WIGODSKY


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